UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): May 31, 2013

Midstates Petroleum Company, Inc.

(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	001-35512 (Commission file number)	45-3691816 (I.R.S. employer identification number)

4400 Post Oak Parkway, Suite 1900 Houston, Texas (Address of principal executive offices)	77027 (Zip code)

Registrant’s telephone number, including area code: (713) 595-9400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                                           Entry into a Material Definitive Agreement.

Offering of Senior Notes

As previously disclosed, on May 23, 2013, Midstates Petroleum Company, Inc. (the “Company”) and its wholly owned subsidiary Midstates Petroleum Company LLC (“Midstates Sub” and, together with the Company, the “Issuers”) entered into a purchase agreement (the “Notes Purchase Agreement”) with the representatives of the several initial purchasers named therein (collectively, the “Initial Purchasers”), under which they agreed to sell $700 million aggregate principal amount of the Issuers’ 9.25% senior notes due 2021 (the “Notes”) in a private placement conducted pursuant to Rule 144A and Regulation S under the Securities Act of 1933, as amended (the “Securities Act”). The offering closed on May 31, 2013.

Indenture

The Notes are governed by an Indenture, dated May 31, 2013 (the “Indenture”), entered into by the Issuers with Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Notes will mature on June 1, 2021. Interest on the Notes is payable semi-annually in arrears on June 1 and December 1 of each year, beginning on December 1, 2013. Certain of the Company’s future domestic subsidiaries will unconditionally guarantee, on a senior basis, the Issuers’ obligations under the Notes and all obligations under the Indenture.

Optional Redemption

On or after June 1, 2016, the Issuers may redeem all or a part of the Notes at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Additional Interest (as defined in the Indenture), if any, on the Notes redeemed, to, but not including, the applicable redemption date on such Notes, if redeemed during the 12-month period beginning on June 1 of the years indicated below, subject to the rights of holders of Notes on the relevant record date to receive interest on the relevant interest payment date:

Year	Percentage
2016	106.938%
2017	104.625%
2018	102.313%
2019 and thereafter	100.000%

On or prior to May 31, 2014, the Issuers may redeem up to $100.0 million of the aggregate principal amount of the Notes issued under the Indenture in an amount not greater than the net cash proceeds of certain equity offerings, at a redemption price equal to 103% of the aggregate principal amount of the Notes to be redeemed, plus any accrued and unpaid interest and Additional Interest, if any, to, but not including, the date of redemption.

At any time prior to June 1, 2016, the Issuers may on any one or more occasions redeem up to 35% of the aggregate principal amount of Notes issued under the Indenture, less the amount of Notes redeemed pursuant to the previous paragraph, in an amount not greater than the net cash proceeds of certain equity offerings, at a redemption price of 109.25% of the aggregate principal amount of the Notes, plus any accrued and unpaid interest and Additional Interest, if any, to, but not including, the date of redemption; provided that: (1) at least 50% of the aggregate principal amount of the Notes issued under the Indenture (excluding Notes held by the Company and its subsidiaries, including Midstates Sub) remains outstanding immediately after the occurrence of such redemption; and (2) the redemption occurs within 180 days of the date of the closing of such equity offering.

In addition, at any time before June 1, 2016, the Issuers may on any one or more occasions redeem all or a part of the Notes at a redemption price equal to 100% of the aggregate principal amount of Notes redeemed plus the Applicable Premium (as defined in the Indenture) at the date of redemption, plus any accrued and unpaid interest and Additional Interest, if any, to, but not including, the date of redemption.

Certain Covenants

The Indenture contains covenants that, among other things, restrict the Company’s ability to: (i) incur additional indebtedness, guarantee indebtedness or issue certain preferred shares; (ii) make loans, investments and other restricted payments; (iii) pay dividends on or make other distributions in respect of, or repurchase or redeem, capital stock; (iv) create or incur certain liens; (v) sell, transfer or otherwise dispose of certain assets; (vi) enter into certain types of transactions with the Company’s affiliates; (vii) consolidate, merge or sell substantially all of the Company’s assets; (viii) prepay, redeem or repurchase certain debt; (ix) alter the business the Company conducts and (x) enter into agreements restricting the ability of the Company’s subsidiaries to pay dividends. These covenants are subject to important exceptions and qualifications. However, at any time when the Notes are rated investment grade by both of Moody’s Investors Service, Inc. and Standard & Poor’s Ratings Services and no Default or Event of Default, each as defined in the Indenture, has occurred and is continuing, many of these covenants will be suspended.

Upon the occurrence of certain change of control events, as defined in the Indenture, each holder of the Notes will have the right to require that the Issuers repurchase all or a portion of such holder’s Notes in cash at a purchase price equal to 101% of the aggregate principal amount thereof plus any accrued and unpaid interest to the date of repurchase.

Registration Rights Agreement

In connection with the private placement of the Notes, on May 31, 2013, the Issuers entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the Initial Purchasers obligating the Issuers to use reasonable best efforts to file an exchange registration statement with the Securities and Exchange Commission (the “Commission”) so that holders of the Notes can offer to exchange the Notes issued in the Notes offering for registered notes having substantially the same terms as the Notes and evidencing the same indebtedness as the Notes. Under certain circumstances, in lieu of a registered exchange offer, the Issuers must use reasonable best efforts to file a shelf registration statement for the resale of the Notes. If the Issuers fail to satisfy these obligations on a timely basis, the annual interest borne by the Notes will be increased by up to 1.0% per annum until the exchange offer is completed or the shelf registration statement is declared effective.

The foregoing descriptions of the Indenture, the Notes and the Registration Rights Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of the Indenture (including the form of Notes attached as an exhibit thereto) and the Registration Rights Agreement, copies of which are filed as Exhibits 4.1 and 4.2, respectively, to this report and are incorporated herein by reference, and of the Notes Purchase Agreement, a copy of which was filed as Exhibit 1.1 to the Company’s Current Report on Form 8-K on May 24, 2013, and is incorporated herein by reference.

Item 2.01                                           Completion of Acquisition or Disposition of Assets.

As previously disclosed, on April 3, 2013, Midstates Sub entered into an Purchase and Sale Agreement (the “Panther Purchase Agreement”) with Panther Energy Company, LLC, Red Willow Mid-Continent, LLC and Linn Energy Holdings, LLC (collectively, the “Sellers”), pursuant to which Midstates Sub agreed to acquire producing properties as well as undeveloped acreage in the Anadarko Basin in Texas and Oklahoma (the “Panther Acquisition”). On May 31, 2013, Midstates Sub completed the Panther Acquisition for an aggregate purchase price of $620,000,000 in cash, subject to adjustments for expenses incurred and revenues received by the Sellers since April 1, 2013, the effective date of the Panther Acquisition, and other customary post-closing purchase price adjustments (the “Panther Purchase Price”). The Panther Purchase Price was funded with proceeds from the sale by the Company and Midstates Sub of the Notes.

With the closing of the Panther Acquisition, pursuant to the Assignment and Third Amendment to the Second Amended and Restated Credit Agreement among the Company, as parent, Midstates Sub, as borrower, SunTrust Bank, N.A., as administrative agent, and the other lenders and parties party thereto (as amended, the “Third Amendment”), the Second Amended and Restated Credit Facility dated as of June 8, 2012 among the Company, as parent, Midstates Sub, as borrower, SunTrust Bank, N.A., as administrative agent, and the other lenders and parties party thereto (as amended, the “Credit Facility”) has automatically been amended to, among other things, (a) accommodate the issuance, incurrence and/or compliance with the terms of the Notes, (b) increase the allowance for the incurrence of certain unsecured indebtedness in furtherance of the Panther Acquisition in an amount not to exceed $700 million without a corresponding reduction in borrowing base and (c) provide for an initial borrowing base of $425 million. With the closing of the Panther Acquisition, the Credit Facility will now mature on May 31, 2018.

The Third Amendment also amends the Credit Facility to provide that Midstates Sub’s ratio of total net indebtedness to EBITDA for the trailing four fiscal quarter period ending on the last day of such fiscal quarter cannot exceed (i) 4.00:1.0, for the fiscal quarter ending March 31, 2013, (ii) 4.50:1.0, for the fiscal quarters ending June 30, 2013, September 30, 2013, December 31, 2013, March 31, 2014, and June 30, 2014, (iii) 4.25:1.0, for the fiscal quarters ending September 30, 2014 and December 31, 2014, and (iv) 4.00:1.0, for the fiscal quarter ending March 31, 2015 and each fiscal quarter thereafter.

The foregoing summary of the Panther Purchase Agreement and the Panther Acquisition does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Panther Purchase Agreement, which was filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K on April 4, 2013, and is incorporated herein by reference. The foregoing summary of the Third Amendment does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Third Amendment, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K on May 22, 2013, and is incorporated herein by reference.

Item 2.03                                           Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information regarding the private placement of the Notes set forth in Item 1.01 of this report is incorporated by reference into this Item 2.03.

Item 7.01                                           Regulation FD Disclosure.

On May 31, 2013, the Company issued a press release announcing the closing of the Panther Acquisition and the closing of the private placement of the Notes.  A copy of the press release is furnished as Exhibit 99.1 hereto and incorporated into this Item 7.01 by reference.

The information in the press release is being furnished, not filed, pursuant to the rules and regulations of the Securities and Exchange Commission.  Accordingly, the information in the press release will not be incorporated by reference into any registration statement filed by the Company under the Securities Act of 1933, as amended, unless specifically identified therein as being incorporated therein by reference.

Item 9.01                                           Financial Statements and Exhibits.

(d)                                 Exhibits

EXHIBIT NUMBER		DESCRIPTION

4.1	—	Indenture, dated May 31, 2013, by and among the Midstates Petroleum Company, Inc., Midstates Petroleum Company LLC and the Well Fargo Bank, National Association, as trustee, governing the Notes.

4.2	—

Registration Rights Agreement, dated May 31, 2013, by and among the Midstates Petroleum Company, Inc., Midstates Petroleum Company LLC and Morgan Stanley & Co. LLC and SunTrust Robinson Humphrey, Inc., as representatives of the several initial purchasers named therein, relating to the Notes.

99.1	—	Press Release, dated June 3, 2013.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midstates Petroleum Company, Inc.
(Registrant)

Date: June 3, 2013
	By:	/s/ Eric J. Christ
Eric J. Christ
Assistant Secretary

EXHIBIT INDEX

No.	Description

4.1	Indenture, dated May 31, 2013, by and among the Midstates Petroleum Company, Inc., Midstates Petroleum Company LLC and the Well Fargo Bank, National Association, as trustee, governing the Notes.

4.2

Registration Right Agreements, dated May 31, 2013, by and among the Midstates Petroleum Company, Inc., Midstates Petroleum Company LLC and Morgan Stanley & Co. LLC and SunTrust Robinson Humphrey, Inc., as representatives of the several initial purchasers named therein, relating to the Notes.

99.1	Press Release, dated June 3, 2013.